EXHIBIT 10.9
OPTION
THIS OPTION TO PURCHASE granted this 5th day of May, 2006, by Richard Vrzak, a single person and Rodney Vrzak, a single person, party of the first part, to Homeland Energy Solutions, LLC an Iowa Limited Liability Company, having its principal place of business at 951 North Linn Avenue, New Hampton, Iowa 50659, party of the second part.
WITNESSETH that in consideration of the agreements and conditions herein contained, and the sum of one thousand two hundred fifty dollars ($1,250.00) which is consideration for the option only, paid by the said party of the second part to the said party of the first part, the receipt whereof is hereby acknowledged, the party of the first part hereby grants unto the party of the second part the exclusive right, at the option of the party of the second part, for and during the period until April 1, 2007, to purchase the following tract or parcel of land, or a portion thereof (hereinafter referred to as “the premises”), situated in the County of Winneshiek, State of Iowa, to-wit:
All that part of the southwest Quarter of the Northwest Quarter, the West half of the Southwest Quarter and the Southeast Quarter of the Southwest Quarter lying South of the river in Section 30, Township 96 North, Range 10 West of the 5th P.M., containing 100 acres, more or less, the exact description and acreage to be determined by engineering survey.
All of the foregoing is subject to a legal description based on an actual site survey. Said site survey shall be obtained at the sole cost and expense of the party of the second part.
It is understood and agreed that the party of the first part upon the signing of this Option, does immediately grant the party of the second part the right and privilege without liability, to enter upon the premises herein described, by foot and/or vehicle, to obtain soil borings, samples, and make other tests, land and archaeological surveys, as said party of the second part deems necessary to determine the suitability of the premises for the use and type of construction proposed. All such operations shall be conducted so as to cause the least interference with farming operations being conducted on the premises.
In the event of the exercise of this Option, the party of the second part shall have the right to purchase the premises for $7,500.00 per acre plus $48,775.00 for the three existing buildings. The purchase price, less the amount of any additional payments made for the extension of the Option shall be payable, in cash, upon the exercise of this Option. Party of the second part shall move and erect the grain bin to a location designated by party of the first part.

R.V.
R.V.
It is further understood that in the event that party of the second part exercises its option to purchase the property that the party of the second part, in addition to payment of the purchase price specified herein, shall make all relocation payments and render all relocation assistance to, for, or on behalf of the party of the first part as may be required, if such be the case, by federal or state law.
This transaction shall be closed no later than 90 days after the date upon which the party of the second part gives written notice to the party of the first part of its election to exercise this option to purchase. This transaction will be closed at the office of the Buyer’s attorney or at such other date or place that is mutually agreeable to the parties.
This option is governed by the laws of the State of Iowa, and any court action which may be taken by either party as a result of this Option shall be resolved within the jurisdiction of Chickasaw County, Iowa.
All notices to either party hereunder shall be effective only when made in writing and deposited, postage and/or feeds prepaid, in the U.S. Mail, via certified or registered mail, return receipt requested, and addressed to the party as follows:

If for the party of the first part:	If for the party of the second part:

Richard Vrzak	Homeland Energy Solutions, LLC
3378 Highway 24	951 North Linn Avenue
Waucoma, IA 52171	New Hampton, IA 50659
The party of the first part hereby agrees to execute an affidavit and/or memorandum of this option to purchase upon request and as may be determined reasonably necessary by the party of the second part, and further consents to the recording of such instrument with the county recorder.
The party of the first part, upon exercise of the Option and payment of the balance of the purchase price, agrees to execute and deliver to the party of the second part a Warranty Deed, conveying the premises free and clear of all liens and encumbrances, except public roads, restrictions of record and taxes not due and payable to the party of the second part. This agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors, and assigns.
In the event that this Option is not exercised, then the party of the first part shall retain all payments made by the party of the second part as liquidated damages, and the party of the second part shall remove all its facilities from the premises and restore the surface to as near as possible its pre-disturbed condition.
Party of the second part shall pay party of the first part for damages to crops, fences, and other physical improvements damages as a result of its exploratory work on the premises. In the event that the Option is exercised and possession is required by party of second part prior to crop harvest, then party of second part shall pay party of the first part for standing crops.
Said option may be extended by said party of the second part for two successive periods of one year upon the additional payment of the sum of twelve thousand five hundred ($12,500.00) for each year, prior to the expiration of the option. In the event of the exercise of the Option, the additional payments made for extension of the Option shall be applied to the purchase price of the premises.
In the event the party of the first part wishes to utilize a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code, party of the second part agrees to cooperate and execute whatever documents may be necessary for purposes of the tax free exchange.
IN WITNESS WHEREOF, the party of the first part have hereunto set their hands and seals the day and year first above written.

/s/ Richard Vrzak	/s/ Rodney Vrzek

Richard Vrzak	Rodney Vrzak
INDIVIDUAL ACKNOWLEDGEMENT
STATE OF MINNESOTA, COUNTY OF WINNESHIEK, ss:
     On this 5TH day of May, 2006, before me personally appeared Richard Vrzak, a single person and Rodney Vrzak, a single person, to me known to be the persons named in and who executed the foregoing instrument and acknowledged that they executed the same as their voluntary act and deed.

/s/ Christopher F. O’Donohoe

Notary Public in the State of Minnesota
My Commission Expires 11/4/07